Exhibit 99.1

Global External Release

QVC TO EXPAND EUROPEAN PRESENCE TO FRANCE

West Chester, Pa. (April 16, 2014) - QVC, the global leader in video and ecommerce retail, today announced plans to expand its European presence into France. With the launch of the new service scheduled for the second quarter of 2015, QVC will expand its global multimedia ecommerce business to seven operations reaching nine countries.

“As the second largest economy in the European Union, with a robust ecommerce sector and solid digital infrastructure, France offers a strong opportunity for QVC,” said Mike George, president and CEO of QVC, Inc. “Over 27 years, QVC has become the world's largest video and ecommerce retailer, changing the way the world shops by reimagining shopping, entertainment and social as one. We believe this, in addition to QVC’s stellar customer service, will hold great appeal for French shoppers.”

QVC is working closely with Invest in France Agency, the national agency responsible for promoting and facilitating international investment in France, and regional organization, the Paris Region Economic Development Agency (PREDA), to prepare its entry into the French marketplace.

“QVC brings a highly differentiated multiplatform shopping experience to French consumers and will create significant opportunities for consumer businesses and brands across the region,” said Serge Boscher, managing director, Invest in France Agency.  “As a global leader in video-centric ecommerce, QVC’s decision to enter France reflects the evolution of the French marketplace, the new opportunities generated by our growing Digital economy and advances in the TV landscape. Having worked with QVC to facilitate its investment in France, I’m convinced that their business model is uniquely suited to be successful here.”

Sabine Enjalbert, managing director of the PREDA said, “QVC’s decision to locate its operations in the Paris region is testament to the fact that we are a growing center of excellence, specifically in the technology, broadcast and online fields. We look forward to their entrance, creation of jobs and contributions to France.”

QVC and its service partners expect to create approximately 200 jobs in the first two years. The French-language video and ecommerce content will be produced in France by a local team and will be available online, on mobile devices (including iPad®, iPhone®, Android Smartphones and Android Tablets) and on major satellite TV, cable TV and IPTV services in France.

From a supplier perspective, QVC is famous for creating opportunities for inventors, entrepreneurs and small to medium-sized enterprises in its markets and will welcome consumer businesses of all sizes in France. The company’s global scale enables it to offer a wide range of well-known global and French brands, as well as new smaller brands, as it opens a completely new marketplace for French shoppers.

“France has made some bold and innovative changes to its digital infrastructure and strategy in recent years and we believe this provides a great opportunity for QVC to enter the market with a multiplatform offering,” said Steve Hofmann, CEO, QVC Europe. “Today, consumers are operating in a fast-moving and increasingly digital world. People are now purchasing at any time, anywhere, across a multitude of devices, and seeking a higher degree of entertainment in their shopping experience. We believe French customers will enjoy QVC’s fresh content, premiere-branded products and award-winning, world-class customer service. Our goal is to build long-term relationships of trust and confidence with all of our audiences - employees, suppliers and customers in France.”

QVC will offer a highly immersive digital shopping experience, with strong integration across ecommerce, TV, mobile and social platforms. QVC is a leader in creating such immersive experiences, with broadcasts reaching over 300M homes worldwide and ecommerce sites receiving nearly 800 million visits in 2013. According to the 2014 “Internet Retailer

Mobile 500,” QVC is the second largest mobile commerce player among all multi-category retailers, behind only Amazon.com. For more information on QVC in France, please visit us at: QVC.FR.

About QVC
QVC, Inc., a wholly owned subsidiary of Liberty Interactive Corporation (NASDAQ: LINTA, LINTB), is the world's leading video and ecommerce retailer. QVC is committed to providing its customers with thousands of the most innovative and contemporary beauty, fashion, and jewelry and home products. Its programming is distributed to approximately 300 million homes worldwide through operations in the U.S., Japan, Germany, United Kingdom, Italy and a joint venture in China. West Chester, Pa.-based QVC has shipped more than a billion packages in its 27-year history and the company's website, QVC.com, is ranked among the top general merchant Internet sites. QVC, Q, and the Q Ribbon Logo are registered service marks of ER Marks, Inc.

Forward-Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the planned commencement of services in France and the potential expenditures that may be incurred in connection with the commencement of such services, the production and distribution of content and the sourcing of merchandise. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and QVC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in QVC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC, including the most recent Form 10-K for additional information about QVC and about the risks and uncertainties related to QVC’s business which may affect the statements made in this press release.

CONTACT: Paul Capelli, QVC vice president, corporate communications and community affairs, 001.484.701.8836, Paul.Capelli@QVC.com
Or
CONTACT: Sarah Freytag-Traut, Weber Shandwick France, 01 47 59 38 96, sfreytag-traut@webershanwick.com
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CONTACT: Meaghan Jones, Weber Shandwick US, 212.445.8398, meaghan.jones@webershandwick.com